Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FEDEX CORPORATION

FedEx Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”), the Board unanimously adopted resolutions proposing the following amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing the amendment be considered at the annual meeting of stockholders of the Corporation to be held on September 23, 2024 (the “Annual Meeting”):

“The Third Amended and Restated Certificate of Incorporation of FedEx Corporation be amended by revising ARTICLE THIRTEENTH to read in its entirety as set forth below:

ARTICLE THIRTEENTH: No Director or Officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, respectively, to the fullest extent permitted under applicable law, provided that this ARTICLE THIRTEENTH shall not eliminate or limit the liability of: (i) a Director or Officer for any breach of the Director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of Title 8 of the Delaware Code or any amendment or successor provision thereto, (iv) a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) an Officer in any action by or in the right of the Corporation. This ARTICLE THIRTEENTH shall not eliminate or limit the liability of a Director or Officer for any act or omission occurring prior to the date when this ARTICLE THIRTEENTH becomes effective. Neither the amendment nor repeal of this ARTICLE THIRTEENTH, nor the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE THIRTEENTH, shall eliminate or reduce the effect of this ARTICLE THIRTEENTH with respect to any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE THIRTEENTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision. All references in this ARTICLE THIRTEENTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of Title 8 of the Delaware Code.”

SECOND: At the Annual Meeting, the necessary number of shares were voted in favor of the amendment.

THIRD: That the amendment and this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation were duly authorized and adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, FedEx Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed in its name this 24th day of September, 2024.

FedEx Corporation

By:	/s/ C. Edward Klank III
C. Edward Klank III
Corporate Vice President – Corporate Governance, Securities and Tax Law